EXHIBIT 99.1

S&W Acquires Imperial Valley Seeds

For Immediate Release

Contact:	Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC 602-889-9700 sanw@lythampartners.com www.lythampartners.com	Matt Szot Chief Financial Officer S&W Seed Company 559-884-2535 www.swseedco.com

FIVE POINTS, California - October 1, 2012 - S&W Seed Company (Nasdaq: SANW) today announced that it has acquired Imperial Valley Seeds, Inc. ("IV Seeds"), a marketer of non-dormant alfalfa seed varieties to international markets, principally the Middle East, North Africa and Latin America. The purchase price was approximately $6 million, consisting of $3 million in cash, a $500,000 five-year note and 400,000 shares of S&W common stock.

IV Seeds is the international marketing arm of Imperial Valley Milling ("IV Milling"), a Holtville, California based producer and processor of alfalfa seeds, established in 1921. IV Seeds was founded in Sacramento as the export arm of IV Milling in 1999. IV Milling will continue to operate under its existing ownership and IV Seeds will continue to source substantially all of its production from IV Milling under the terms of a long-term supply contract between the two companies.

"This acquisition is the culmination of years of close relations with IV Seeds and IV Milling, and I am gratified it came together now while we can plan the 2013 crop together," Mark Grewal, President and Chief Executive Officer of S&W stated. "S&W just doubled in size, including acreage for production, milling capability and geographical stretch and we vastly improved our international sales capabilities."

IV Seeds' President and Co-Founder, Fred Fabre, a respected leader in the alfalfa seed industry, built IV Seeds into a growing business in all of the world's major forage seed consuming countries, generating revenues of approximately $16 million (unaudited) during the year ended December 31, 2011. S&W believes that the acquisition will be immediately accretive to the company's earnings and will be filing audited financial results from IV Seeds in accordance with SEC guidelines, which will be no later than 74 days. Effective today, Fred Fabre, becomes the Vice President of Sales and Marketing of S&W Seed Company and will oversee global sales of all S&W Seed and IV Seed alfalfa products.

"This acquisition fits our growth strategy well, by dramatically increasing our participation in the global alfalfa seed market, and by providing both geographic and new product diversification," commented S&W Seed Company's Chairman, Grover Wickersham. "IV Seeds has an impressive customer base in many countries we do not sell in and is a major market force in all the areas where we already operate. Through IV Seeds we can also access IV Milling's premier grower base in Imperial Valley to immediately expand production of S&W's own proprietary varieties, starting with the fall planting season."

IV Seeds sells a wide range of proprietary and non-proprietary, certified and uncertified, coated and uncoated alfalfa seed into a number of countries. These countries include Saudi Arabia, Argentina, Bolivia, Sudan, Ecuador, Egypt, Italy, Jordan, Kuwait, Mexico, Morocco, Peru, Algeria and Portugal. The IV Seeds assets being acquired include three proprietary, non-dormant alfalfa seed varieties named Catalina, Saltana, and LaJolla.

"I am very excited about the opportunities created by combining forces with S&W," commented Mr. Fabre. "The combined companies will create a powerhouse for providing premium alfalfa seed varieties and improved forage products to the world market. In addition to exciting new varieties and advanced technologies, the combined companies will offer customers around the world new levels of service and expanded levels of support."

About Fred Fabre
The board of directors of S&W Seed Company has elected Fred Fabre to the position of Vice President of Sales and Marketing for S&W, effective today. Fred Fabre is a veteran in the seed industry and brings a wealth of knowledge and relationships to the combined companies. Mr. Fabre began his career in the seed industry in 1979 as an employee of Cal/West Seeds, subsequently serving Cal/West as Distribution Manager, Quality Control Manager and finally serving as assistant vice president for International Sales. He co-founded Imperial Valley Seeds in 1999 as the independent foreign distribution arm of Imperial Valley Milling.

About S&W Seed Company
Founded in 1980 and headquartered in the Central Valley of California, S&W Seed Company is a leading producer of warm climate, high yield alfalfa seed varieties, including varieties that can thrive in poor, saline soils, as verified over decades of university-sponsored trials. S&W also offers seed cleaning and processing at its 40-acre facility in Five Points, California. Additionally, the company has recently launched a business expansion initiative centered on its plan to mass produce stevia leaf in the U.S. in response to growing global demand for the all-natural, zero calorie sweetener from the food and beverage industry. For more information, please visit www.swseedco.com.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and in other filings made by the Company with the Securities and Exchange Commission.